Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Matt Steinberg 212.477.8438 / 212.477.8261 lberman@igbir.com / msteinberg@igbir.com

Compass Diversified Holdings Closes Acquisition of Manitoba Harvest Hemp Foods

Westport, Conn., July 13, 2015 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced the closing of the acquisition of Fresh Hemp Foods Ltd. (“Manitoba Harvest”), pursuant to an agreement it entered into on June 5, 2015.

The acquisition was completed for a purchase price of C$132.5 million and funded through drawings under its revolving credit facility. Acquisition related costs were approximately $1.4 million. CODI’s initial common equity ownership in Manitoba Harvest as a result of this transaction is approximately 87% on a primary basis. Mike Fata, CEO of Manitoba Harvest; Clif White Road Investments LLC, an existing shareholder; and certain other management team members invested alongside CODI and own the remaining 13%.

Headquartered in Winnipeg, Manitoba, Manitoba Harvest is a pioneer and global leader in branded, hemp-based foods. The company’s products are the fastest growing in the hemp food market and among the fastest growing in the natural foods industry. Manitoba Harvest’s award-winning products are currently carried in about 7,000 retail stores across the U.S. and Canada.

Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission shortly.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuel and creative table lighting solutions for the foodservice industry (SternoCandleLamp).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. ("FOX", Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2014 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.